Exhibit 10.8

EMPLOYMENT AGREEMENT

To:	Kurt Braun,
From:	Michael Traina, CEO Mercer Staffing, Inc.
Date:	April 18, 2005
Position:	Chief Financial Officer

Mercer Staffing, Inc. (“MS”) hereby makes an offer of employment pursuant to this Employment Agreement (“Agreement”) to Kurt Braun (“Employee”) as the Chief Financial Officer (“CFO”) for Mercer Staffing. The CFO position is a full time position based in our office at Doylestown Office. The job shall report to the Chief Executive Officer (“CEO”).

Summary of Responsibilities:

The Chief Financial Officer primary responsibilities will be to write, review, revise, and implement all policies and procedures relating to the Fiscal Management Department. These policies and procedures will include, but not be limited to, management and protection of the Company’s assets, financial statements, accounts payable, accounts receivable, invoicing, and accounting accruals. In addition, incumbent will be responsible for developing, implementing and monitoring management systems for the financial statements development of the Company, the accounts payable and receivable, the invoicing per contract and general accounting accruals.

Qualifications:

•	Graduate degree (MBA preferred),

•	Computer Literate; proficient in Excel and other computer systems,

•	Five (5) years of progressive financial management experience,

•	Good interpersonal, communication, and management skills.

Principle Duties:

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Incumbent will be responsible for the day to day operation and management of all departments or units reporting to the Fiscal Department. This will also include analyzing and reviewing all financial statements with the CEO.

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Will be responsible for keeping the CEO informed as to the cash needs and availability. The management of the Company assets will include investment of surplus profits as well as the acquisition of the funding from all external sources.

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In order to support new initiatives, development, and sustained growth of MS, the CFO will participate in proposal development processes. The CFO will also coordinate pricing for the MS bid process including the review of the financial impact of the bidding.

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The continual growth and prosperity of MS will result in the participation of the CFO in the development of short and long-term planning strategies in conjunction with senior management, and providing them with an understanding of the MS’ financial outlook as well as analysis of the conditions that may affect or have an impact on the MS’ position. In carrying out this responsibility, the CFO will oversee the creation of departmental budgets and plans based upon the long-term strategies developed and also be responsible for developing and maintaining a working relationship with MS senior management. The CFO will keep the CEO aware of the status of those relationships.

•	Employee will maintain a relationship with banking representatives in addition to meeting with the CEO and those representatives on a regular basis.

•	CFO will develop, produce, and distribute quarterly, bi-annual, or annual review and audits as appropriate. All requests for payments for billing, purchases, etc. will be approved by the CFO.

•	Employee will also participate in meetings with all levels of employees, senior managers, contractors, vendors, state, local, and government entities and the CEO.

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Employee understands that all information concerning clients or Company business must be held in strict confidence and must never be discussed or conveyed to any person not authorized by the client or the CEO to have such information or material. Employee understands that a breach of this responsibility is grounds for immediate dismissal.

•	All and any verbal additions and/or deletions may be made at the discretion of the CEO.

The terms of the employment agreement for Employee as CFO are as follows:

1)	The Employee shall be terminable subject to the terms outlined in paragraph 2.

2)	Employee is terminable at will. If terminated for any reason other than For Cause (For Cause defined below), Employee shall receive $65,000 aggregate compensation paid out weekly over six months consistent with current payroll practices until the total aggregate amount is paid (“Severance Payments”). In the event of a For Cause termination, Employee shall not be eligible to receive Severance Payments. For the purposes of this Agreement, For Cause shall be defined as Employee engages in unfair competition, theft, embezzlement, fraud, violates any state insurance code, issues fraudulent certificates of insurance, violates the terms of the confidentiality or non-compete provisions of this Agreement found in paragraph 8, or if Employee shall be convicted of a serious felony or is adjudicated guilty of a crime involving gross, willful or wanton fraud, misrepresentations or other conduct of moral turpitude.

3)	The Employee shall receive an annual salary of $125,000 and shall receive 20 days of comprehensive paid time off (includes vacation, sick and personal days) each year. The PTO days accrue on a monthly basis. Employee may “go in the hole” and utilize unearned PTO if approved by his/her supervisor. The comprehensive paid time off is pursuant to a “use or lose it” policy and such days does not carry over from year to year. The annual cut off date for Employee to use paid time off shall be the date of hire.

4)	The Employee shall be eligible to participate in the same health and dental benefits program of the officers of MS. MS shall contribute 100% of the cost of said coverage for Employee’s entire family.

5)	Employee shall be eligible to participate in a bonus incentive program whereby the Employee may earn additional compensation if MS achieves the following Earnings before Income Taxes, Depreciation and Amortization (“EBITDA”) targets in 2005: EBITDA is between $2.7 million and $3.7 million, employee bonus is $10,000, between $3.7 million and $4.7 million, bonus is $20,000 and if EBITDA is above $4.7 million, bonus is $30,000, The annual bonus range and EBITDA targets will be calculated at the sole discretion of the CEO. The bonus shall be determined at the end of each fiscal year and shall be paid out weekly over three months consistent with current payroll practices until the total aggregate amount is paid.

6)	MS (“the Company”) anticipates potentially three liquidity scenarios. The three are a sale of substantially all the assets of the Company, a partial sale of the Company, or an initial public offering (“IPO”) of at least a portion of the Company’s stock. The following outlines a signing bonus structure for Employee upon the occurrence of each event. The employee must be an employee of MS at the time of either the filing of the IPO with the Securities and Exchange Commission or at the time initial contact is made with the potential purchaser of the Company in order to receive the bonus. The bonuses are not cumulative and Employee shall be entitled to only one of the following bonuses: Upon successful completion of an IPO of at least a portion of the Company’s stock, Employee shall be entitled to either, at the sole discretion of the Employer, $100,000 of the proceeds of the IPO in cash, or an equivalent value of the Company stock at the time of the offering with the agreement that Employee remains on staff for a period of at least 3 months following the IPO if the Company desires; Upon a partial sale of the assets of the Company, Employee shall be entitled to a cash payment of $100,000 with the agreement that Employee remains on staff for a period of 3 months following the sale if the Company desires; Upon a sale of substantially all the assets of the Company, Employee shall be entitled to a cash payment of 5% of the net purchase price up (Net purchase price will be calculated as Total Purchase Price less debt owed to Senior Debt Holder (currently Bridge Healthcare) and Shareholders/Members of MS.) to a maximum of $100,000 with the agreement that Employee remains on staff for a period of at least 3 months following the sale if the Company desires.

7)	MS will reimburse the Employee for all out-of-town travel, lodging, meals, and auto rental, based on MS travel policies. Employee shall receive a company owned cell phone and a monthly car allowance of $400.00.

8)	MS will reimburse Employee for all direct out-of-pocket expenses as a result of the business development, client relations, and recruitment activities including parking, tolls, and telephone usage. Direct expenses for client relations and entertainment must be approved by the CEO.

9)	During the term of the Agreement, Employee may be given access to sensitive or proprietary information involving MS trade secrets or marketing information, or trade secrets or marketing information of a prime contractor or subcontractors working with MS. Employee agrees to keep all such information/documents in strict confidence and take prudent measures to protect and secure information/documents. Employee further agrees that it will not solicit or interfere with any accounts, trade, employees or contractual arrangements of MS as it pertains to its services and will not compete with any of the accounts, trade, business patronage, employees or contractual arrangements of MS as it pertains to its services. Employee agrees that for a period of one (1) year following the termination of this Agreement, Employee will not compete with MS as a partner, owner, employee, or through any other means within 25 miles of any MS office.

10)	Employee agrees that the compensation under this Agreement is reasonable inducement to enter into the terms outlined in this Paragraph 8. Employee agrees that the scope is reasonable based on his role as an officer of MS. Employee agrees that the geographic scope of the restrictions outlined in Paragraph 8 are reasonable.

11)	Employer agrees that for the calculation of vesting for any and all types of benefits offered by MS, Employees official employment start date is September 27, 2004, the first day of his employment with MS on an hourly basis.

12)	If any of the terms of this Agreement conflict with the Employee Handbook, this Agreement is the governing document.

13)	Employee agrees that this Agreement constitutes the entire Agreement and that no other agreement exists between the parties, either oral or written, which are not included in this Agreement. The Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

My signature below indicates that I:

I.	Have had the opportunity to review this position description with my immediate supervisor.

II.	Have had the opportunity to ask all questions which I might have pertaining to this position description.

III.	Acknowledge and understand the duties and responsibilities of the position to which I have been assigned.

IV.	Have been provided with a copy of this position description for my personal reference.

Date: April 4, 2005

Employee	Mercer Staffing, Inc.

/s/ Kurt A. Braun	/s/ Michael D. Traina
Kurt A. Braun	Michael D. Traina, CEO